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                                                                     Exhibit 4.6

                                WARRANT AGREEMENT

          This Warrant Agreement made as of ___________, 2007 (this "WARRANT AGREEMENT") between HIGHPOINT ACQUISITION CORP., a Delaware corporation, with offices at 200 Highpoint Drive, Suite 215, Chalfont, Pennsylvania 18914 (the "COMPANY"), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation, with offices at 17 Battery Place, New York, New York 10004 (the "WARRANT AGENT").

          WHEREAS, the Company is engaged in a public offering (a "PUBLIC OFFERING") of Units (the "UNITS") and, in connection therewith, has determined to issue and deliver up to (i) 9,583,334 warrants (the "PUBLIC WARRANTS") to the public investors and (ii) as part of an Underwriter's purchase option, 500,000 warrants to H.C. Wainwright & Co., Inc. ("H.C. WAINWRIGHT") or its designees (the "REPRESENTATIVE'S WARRANTS"), which Representative's Warrants shall have an exercise price of $5.00, subject to adjustment, and each of such Public Warrants evidencing the right of the holder thereof to purchase one share of common stock, par value $0.001 per share, of the Company's Common Stock (the "COMMON STOCK") for $5.00, subject to adjustment as described herein; and

          WHEREAS, the Company has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement, No. 333-136908 on Form S-1
(as the same may be amended from time to time, the "REGISTRATION Statement") for the registration, under the Securities Act of 1933, as amended (the "ACT") of, among other securities, the Warrants and the Common Stock issuable upon exercise of the Warrants, except as described in the Registration Statement; and

          WHEREAS, the Company has received binding commitments (the "PRIVATE PLACEMENT") from Harbor Healthcare Holding LLC and Moreco Partners LLC to purchase an aggregate of 1,200,000 Warrants (the "PRIVATE WARRANTS") will be issued, which Private Warrants will be substantially identical to the Public Warrants; and

          WHEREAS, each of Harbor Healthcare Holdings LLC and Moreco Partners LLC will make convertible loans to the Company in an aggregate amount of $800,000 (up to $920,000 if the over-allotment option is exercised in full) immediately prior to the Public Offering, which convertible loans may be convertible into up to 133,333 additional units (up to 153,333 additional units if the over-allotment option is exercised in full), which units are convertible into up to 133,333 (up to 153,333 if the over-allotment option is exercised in full) shares of Common Stock and warrants to purchase 266,666 shares of Common Stock (up to 306,666 if the over-allotment option is exercised in full), which warrants (the "LOAN WARRANTS") will be substantially identical to the Public Warrants;

          WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Public Warrants, the Private Warrants, the Loan Warrants and the
Representative's Warrants (collectively, the "WARRANTS"); and

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          WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

          WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Warrant Agreement.

          NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

          1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Warrant Agreement.

          2. Warrants.

               2.1. Form of Warrant. Each Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chief Executive Officer or President and Treasurer, Secretary or Assistant Secretary of the Company and shall bear a facsimile of the Company's seal. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

               2.2. Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Warrant Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

               2.3. Registration.

                    2.3.1. Warrant Register. The Warrant Agent shall maintain books (the "WARRANT Register"), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

                    2.3.2. Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (the "REGISTERED HOLDER"), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.


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               2.4. Detachability of Warrants. The securities comprising the
Units will not be separately transferable until 90 days after the date hereof (and the Units will thereafter cease trading unless H.C. Wainwright determines to allow continued trading of the Units following such separation) unless H.C. Wainwright informs the Company of its decision to allow earlier separate trading, but in no event will H.C. Wainwright allow separate trading of the securities comprising the Units until (i) the Company files a Current Report on Form 8-K which includes an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Public Offering, including any proceeds received by the Company from the exercise of the Underwriters' over-allotment option, if the over-allotment option is exercised prior to the filing of the Form 8-K, (ii) the Company files a Current Report on Form 8-K and issues a press release announcing when such separate trading will commence, and (iii) the business day following the earlier to occur of the expiration of the underwriters' over-allotment option or its exercise in full.

               2.5 Warrants and Representative's Warrants. The Private Warrants, the Loan Warrants and the Representative's Warrants shall have the same terms and be in the same form as the Public Warrants.

          3. Terms and Exercise of Warrants.

               3.1. Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $5.00 per whole share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term "Warrant Price" as used in this Warrant Agreement refers to the price per share at which Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date.

               3.2. Duration of Warrants. A Warrant may be exercised only during the period (the "EXERCISE PERIOD") commencing on the later of (i) the consummation by the Company of a merger, capital stock exchange, asset acquisition or other similar business combination (as described more fully in the Registration Statement, a "BUSINESS COMBINATION") or (ii) ____________, 2008, and terminating at 5:00 p.m., New York City time on the earlier to occur of (i) _____________, 2011 or (ii) the date fixed for redemption of the Warrants as provided in Section 6 of this Warrant Agreement (the date on which the exercise period terminates, the "EXPIRATION DATE"). Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease at the close of business on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date.


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               3.3. Exercise of Warrants.

                    3.3.1 Payment. Subject to the provisions of the Warrant and this Warrant Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the registered holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, as follows:

                    (a) in cash, good certified check or good bank draft payable to the order of the Company (or as otherwise agreed to by the Company); or

                    (b) in the event of redemption pursuant to Section 6 hereof in which the Company's management has elected to force all holders of Warrants to exercise such Warrants on a "cashless basis," by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the "Fair Market Value" (defined below) by (y) the Fair Market Value. Solely for purposes of this Section 3.3.1, the "Fair Market Value" shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of Warrant pursuant to Section 6 hereof; or

                    (c) with respect to any Insider Warrants, in the event of redemption pursuant to Section 6 hereof other than as set forth in the above
Section 3.3.1(b) and so long as such Insider Warrants are held by the Insider or its affiliates, by surrendering such Insider Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the "Fair Market Value" by (y) the Fair Market Value.

                    3.3.2. Issuance of Certificates. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price, the Company shall issue to the registered holder of such Warrant a certificate or certificates for the number of full shares of Common Stock to which he is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of a Warrant unless a registration statement under the Act with respect to the Common Stock is effective. Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise would be unlawful. In the event a registration statement under the Act with respect to the Common Stock underlying the Warrants is not effective, or because such exercise would be unlawful with respect to a registered holder in any state, the registered holder shall not be entitled to exercise such Warrants and such Warrants may have no value and expire worthless. In no event will the Company be obligated to pay such registered holder any cash or other consideration or otherwise "net cash settle" the Warrant. Furthermore, in the event that a registration statement is not effective under the Act with respect to the Common Stock underlying the Warrants, the purchaser of a Unit containing such Warrant will have paid the full purchase price for the Unit solely for the shares included in such Unit.


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                    3.3.3. Valid Issuance. All shares of Common Stock issued
upon the proper exercise of a Warrant in conformity with this Warrant Agreement shall be validly issued, fully paid and nonassessable.

                    3.3.4. Date of Issuance. Each person in whose name any such certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

                    3.3.4. Warrant Solicitation and Warrant Solicitation Fee.

                    (a) The Company has engaged H.C. Wainwright, on a non-exclusive basis, as its agent for the solicitation of the exercise of the Warrants. The Company, at its cost, will (i) assist H.C. Wainwright with respect to such solicitation, if requested by H.C. Wainwright, and (ii) provide H.C. Wainwright, and direct the Company's transfer agent and the Warrant Agent to deliver to H.C. Wainwright, lists of the record and, to the extent known, beneficial owners of the Company's Warrants. The Company hereby instructs the Warrant Agent to cooperate with H.C. Wainwright in every respect in connection with H.C. Wainwright's solicitation activities, including, but not limited to, providing to H.C. Wainwright, at the Company's cost, a list of record and beneficial holders of the Warrants and circulating a prospectus or offering circular disclosing the compensation arrangements referenced in Section 3.3.4(b) below to holders of the Warrants at the time of exercise of the Warrants. In addition to the conditions set forth in Section 3.3.4(b), H.C. Wainwright shall accept payment of the warrant solicitation fee provided in Section 3.3.4(b) only if it has provided bona fide services to the Company in connection with the exercise of the Warrants and only to the extent that an investor who exercises his Warrants specifically designates, in writing, that H.C. Wainwright solicited his, her or its exercise. In addition to soliciting, either orally or in writing, the exercise of Warrants by a Warrant holder, such services may also include disseminating information, either orally or in writing, to Warrant holders about the Company or the market for the Company's securities, or assisting in the processing of the exercise of Warrants.

                    (b) In each instance in which a Warrant is exercised, the Warrant Agent shall promptly give written notice of such exercise to the Company and H.C. Wainwright (the "WARRANT AGENT'S EXERCISE NOTICE"). If, upon the exercise of any Warrant more than one year from the effective date of the Registration Statement, (i) the market price of the Company's Common Stock is greater than the Warrant Price, (ii) disclosure of compensation arrangements between the Company and H.C. Wainwright with respect to the solicitation of the exercise of the Warrants was made both at the time of the Public Offering and at the time of exercise (by delivery of the Prospectus or as otherwise required by applicable law, rule or regulation), (iii) the holder of the Warrant confirms in writing that the exercise of the Warrant was solicited by H.C. Wainwright, (iv) the Warrant was not held in a discretionary account, and (v) the solicitation of the exercise of the Warrant was not in violation of Regulation M (as such rule or any successor rule may be in effect as of such time of exercise) promulgated under the Securities Exchange Act of 1934, as amended, then the Warrant Agent, simultaneously with the distribution of the Common Stock underlying the Warrants so exercised in accordance with the instructions from the Company following receipt of the proceeds to the Company received upon exercise of such Warrant(s), shall, on behalf of the Company, pay to H.C. Wainwright a fee of 5% of the Warrant Price, provided that H.C. Wainwright delivers to the Warrant Agent within ten (10) business days from the date on which H.C. Wainwright has received the Warrant Agent's Exercise Notice, a certificate that the conditions set forth in the preceding clauses (iii), (iv) and (v) have been satisfied. Notwithstanding the foregoing, no fee will be paid to H.C. Wainwright with respect to the exercise by the Underwriters or their affiliates or the Company's officers or directors of Warrants purchased by it or them and still held by them for its or their own account. H.C. Wainwright and the Company may at any time during business hours, examine the records of the Warrant Agent, including its ledger of original Warrant certificates returned to the Warrant Agent upon exercise of Warrants.


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                    (c) The provisions of this Section 3.3.4. may not be
modified, amended or deleted without the prior written consent of H.C.
Wainwright.

          4. Adjustments.

               4.1. Stock Dividends - Split-Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock.

               4.2. Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

               4.3 Adjustments in Warrant Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Section 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.


                                       -6-

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               4.4. Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Section 4.1 or 4.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Section 4.1 or 4.2, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3 and this Section 4.4. The provisions of this
Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

               4.5. Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, then, in any such event, the Company shall give written notice to the Warrant holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

               4.6. No Fractional Shares. Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up to the nearest whole number the number of the shares of Common Stock to be issued to the Warrant holder.

               4.7. Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Warrant Agreement. However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.


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          5. Transfer and Exchange of Warrants.

               5.1 Transfer of Warrants. Prior to the Detachment Date, Warrants may be transferred or exchanged only together with the Unit in which such Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, prior to the Detachment Date, each transfer of a Unit on the register relating to such Units shall operate also to transfer the Warrants included in such Unit. From and after the Detachment Date, this Section 5.1 shall be of no further force and effect.

               5.2. Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

               5.3. Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

               5.4. Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a warrant.

               5.5. Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

               5.6. Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Warrant Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.


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          6. Redemption.

               6.1. Redemption. Subject to Section 6.4 hereof and the prior written approval of H.C. Wainwright,, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time after they become exercisable and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $.01 per Warrant (the "REDEMPTION PRICE"), provided that the last closing sales price of the Common Stock has been equal to or greater than $8.50 per share, for any twenty (20) trading days within a thirty (30) trading day period ending on the third business day prior to the date on which notice of redemption is given, and
(b) a registration statement under the Act relating to the shares of common stock issuable upon exercise of the Warrants is effective and expected to remain effective until the redemption date and a prospectus relating to the shares of common stock issuable upon exercise of the Warrants is available for use and expected to remain available for use until the Redemption Date.

               6.2. Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the Warrants, the Company shall fix a date for the redemption. Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the date fixed for redemption to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the Warrant Register. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.

               6.3. Exercise After Notice of Redemption. The Warrants may be exercised in accordance with Section 3 of this Warrant Agreement at any time after notice of redemption shall have been given by the Company pursuant to
Section 6.2. hereof and prior to the time and date fixed for redemption. On and after the redemption date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

               6.4 Outstanding Warrants Only. The Company understands that the redemption rights provided for by this Section 6 apply only to outstanding Warrants. To the extent a person holds rights to purchase Warrants, such purchase rights shall not be extinguished by redemption. However, once such purchase rights are exercised, the Company may redeem the Warrants issued upon such exercise provided that the criteria for redemption is met. The provisions of this Section 6.4 may not be modified, amended or deleted without the prior written consent of H.C. Wainwright.

          7. Other Provisions Relating to Rights of Holders of Warrants.

               7.1. No Rights as Stockholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

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               7.2. Lost, Stolen, Mutilated, or Destroyed Warrants. If any
Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

               7.3. Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Warrant Agreement.

               7.4. Registration of Common Stock. The Company agrees that prior to the commencement of the Exercise Period, it shall file with the Securities and Exchange Commission a post-effective amendment to the Registration Statement, or a new registration statement, for the registration, under the Act, of, and it shall take such action as is necessary to qualify for sale, in those states in which the sale of the Warrants was initially qualified, the Common Stock issuable upon exercise of the Warrants. In either case, the Company will use its best efforts to cause the same to become effective on or prior to the commencement of the Exercise Period and to maintain the effectiveness of such registration statement until the expiration of the Warrants in accordance with the provisions of this Warrant Agreement. The provisions of this Section 7.4 may not be modified, amended or deleted without the prior written consent of H.C. Wainwright.

          8. Concerning the Warrant Agent and Other Matters.

               8.1. Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

               8.2. Resignation, Consolidation, or Merger of Warrant Agent.

                    8.2.1. Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty
(60) days' notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company's cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

                    8.2.2. Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

                    8.2.3. Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Warrant Agreement without any further act.

               8.3. Fees and Expenses of Warrant Agent.

                    8.3.1. Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

                    8.3.2. Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Warrant Agreement.

               8.4. Liability of Warrant Agent.

                    8.4.1. Reliance on Company Statement. Whenever in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Warrant Agreement.

                    8.4.2. Indemnity. The Warrant Agent shall be liable hereunder only for its own negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Warrant Agreement except as a result of the Warrant Agent's negligence, willful misconduct, or bad faith.

                    8.4.3. Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Warrant Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Warrant Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of
Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Warrant Agreement or any Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and nonassessable.

               8.5. Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Warrant Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of the Company's Common Stock through the exercise of Warrants.

               8.6 The Warrant Agent hereby waives any and all right, title, interest or claim of any kind ("CLAIM") in or to any distribution of the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Warrant Agent as trustee thereunder), and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

          9. Miscellaneous Provisions.

               9.1. Successors. All the covenants and provisions of this Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

               9.2. Notices. Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, or sent by facsimile transmission (with confirmation of receipt), addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

               Highpoint Acquisition Corp.
               200 Highpoint Drive, Suite 215
               Chalfont, PA 18914-3922
               Attn: J. Randall Williams, Chief Executive Officer

Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, or sent by facsimile transmission (with confirmation of receipt) addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

               Continental Stock Transfer & Trust Company
               17 Battery Place
               New York, New York 10004
               Attn: _________________

with a copy in each case to:

               Blank Rome LLP
               The Chrysler Building
               405 Lexington Avenue
               New York, New York 10174
               Attn: Ethan M. Seer, Esq.

and

               Lowenstein Sandler PC
               65 Livingston Avenue
               Roseland, New Jersey 07068
               Attn: Steven Skolnick, Esq.

and

               H.C. Wainwright & Co., Inc.
               52 Vanderbilt Avenue - 12th Floor
               New York, NY 10017
               Attn: Anthony J. Sarkis

               9.3. Applicable Law. The validity, interpretation, and performance of this Warrant Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Warrant Agreement shall be brought and enforced in the courts of the State of New York located in New York County or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section
9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim

               9.4. Persons Having Rights under this Warrant Agreement. Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or entity other than the parties hereto and the Registered Holders of the Warrants (who shall, for all purposes hereunder, be deemed third party beneficiaries of this Warrant Agreement) and, for the purposes of Sections 3.3.4, 6.1, 6.4, 7.4, 9.2 and 9.8 hereof, H.C. Wainwright, any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. H.C. Wainwright shall be deemed to be a third-party beneficiary of this Warrant Agreement with respect to Sections 3.3.4, 6.1, 6.4, 7.4, 9.2 and 9.8 hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto (and H.C. Wainwright with respect to the Sections 3.3.4, 6.1, 6.4, 7.4 and 9.2 hereof) and their successors and assigns and of the Registered Holders of the Warrants.

               9.5. Examination of the Warrant Agreement. A copy of this Warrant Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

               9.6. Counterparts. This Warrant Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

               9.7. Effect of Headings. The Section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

               9.8. Amendments. This Warrant Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments (except as otherwise specifically set forth herein), including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent of each of H.C. Wainwright and the registered holders of a majority of the then outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price in accordance with Sections
3.1 without such consent.

               9.9. Severability. This Warrant Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

                  [Remainder of Page Intentionally Left Blank.]

          IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

                                        HIGHPOINT ACQUISITION CORP.


                                        By:
                                            ------------------------------------
                                        Name: J. Randall Williams
                                        Title: Chief Executive Officer


                                        CONTINENTAL STOCK TRANSFER
                                        & TRUST COMPANY


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------